Exhibit 99

Protective Life Corporation

Post Office Box 2606

Birmingham, AL 35202

205-268-1000

FOR IMMEDIATE RELEASE

Protective Announces New Directors and Declares Quarterly Dividend

BIRMINGHAM, Ala., Feb 07, 2011 (BUSINESS WIRE) — Protective Life Corporation (NYSE: PL) (“Protective”) today announced that Robert O. Burton, President of Hoar Construction and Jesse J. Spikes, Senior Counsel at McKenna Long & Aldridge LLP have joined the Company’s Board of Directors.

Mr. Burton is President and Chief Executive Officer of Hoar Construction, LLC. Hoar is headquartered in Birmingham, Alabama and operates throughout the United States as a leading provider of construction management, general contracting, program management, pre-construction and design/build services.

Mr. Spikes is Senior Counsel at McKenna Long & Aldridge LLP. McKenna Long is an international law firm. From offices in nine U.S. cities and Brussels, Belgium, its 475 attorneys and professionals provide a diverse array of services to clients.

John D. Johns, Chairman, President and Chief Executive Officer of Protective commented: “We are delighted to have Rob Burton and Jesse Spikes join our Board of Directors. Both are highly accomplished and well respected in their fields. The Company will benefit greatly from their experience and perspectives on complex business and legal issues.”

At its meeting today, the Board of Directors also declared a quarterly dividend of $0.14 per share to be paid February 28, 2011, to share owners of record at the close of business on February 11, 2011.

About Protective Life Corporation

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the United States. It has annual revenues of approximately $3.1 billion and as of December 31, 2009 had assets of approximately $42.3 billion.

SOURCE: Protective Life Corporation

Protective Life Corporation

Eva T. Robertson, 205-268-3912

Vice President, Investor Relations